Exhibit 2.1

EXECUTION VERSION

AMENDMENT NO. 1 TO BUSINESS COMBINATION AGREEMENT

THIS AMENDMENT NO.1, dated as of September 8, 2023, (this “Amendment”), to the BUSINESS COMBINATION AGREEMENT, dated as of August 11, 2023 (the “Agreement”), by and among Futbol Club Barcelona, a sport association (asociación deportiva) (“FCB”), Barça Produccions S.L., a Spanish limited liability corporation wholly owned by FCB (“BP”), and Mountain & Co. I Acquisition Corp, a Cayman Islands exempted company (“Mountain”). FCB, BP and Mountain shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

W I T N E S S E T H

WHEREAS, the Parties entered into the Agreement on August 11, 2023;

WHEREAS, pursuant to and in accordance with Section 10.2 of the Agreement, the Agreement may be amended or modified prior to the Closing only by a written agreement executed and delivered by Mountain on the one hand, and FCB, on the other hand; and

WHEREAS, the Parties desire to amend certain terms of the Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the above premises and the promises and the mutual covenants set forth herein and in the Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound thereby, the Parties hereby agree as follows:

SECTION 1.      Amendments to the Agreement.

Section 7.3(e) of the Agreement is hereby amended and restated in its entirety as follows:

“(e)      the RemainCo Entities have received the following amounts in cash in connection with the Bridgeburg Agreements or other agreements or transactions involving the sale of Bridgeburg Ordinary Shares by Orpheus or Blaugrana to third parties in connection with the sale, transfer or other disposition of Bridgeburg Ordinary Shares by any RemainCo Entity or Bridgeburg Minority Shareholder to any third party) by the following specified dates: (i) €20,090,497.74 on or before August 11, 2023 (the “First Tranche”) and (ii) €39,909,502.28 in one or more payments (the “Second Tranche”) on terms and conditions no less favorable to FCB than those set forth in the Shares Sale and Purchase Agreement, dated as of August 11, 2023, by and among LIBERO Football Finance AG, Blaugrana, BP and Mountain and the Shares Sale and Purchase Agreement, dated as of August 11, 2023, by and among LIBERO Football Finance AG, Orpheus, BP and Mountain prior to or on October 10, 2023 (the “Proceeds Condition Deadline”, and the condition described in the foregoing clauses (i) and (ii), the “Proceeds Condition”); provided, that the Proceeds Condition shall be deemed satisfied in the event the RemainCo Entities receive the entire amount of the First Tranche and the Second Tranche following the Proceeds Condition Deadline so long as FCB has not issued a termination notice pursuant to and in accordance with Article VIII at the time at which the RemainCo Entities shall have received the entire amount of the First Tranche and the Second Tranche;”

A new sub-section 8.1(h) is hereby added to Section 8.1 of the Agreement as follows:

“(h)      by FCB, in its sole and absolute discretion (x) at any time from and after September 8, 2023, until the Proceeds Condition Deadline; provided that FCB’s termination right pursuant to this clause (x) shall be null and void if the Proceeds Condition is met prior to the Proceeds Condition Deadline and FCB has not issued a termination notice pursuant to and in accordance with this Section 8.1(h) prior to the time at which the Proceeds Condition is met and (y) if the Proceeds Condition has not been satisfied by the Proceeds Condition Deadline.”

SECTION 2.      Full Force and Effect.

Each reference to “this Agreement,” “hereunder,” “hereof” and other similar references set forth in the Agreement and each reference to the Agreement in any other agreement, document or other instrument (including, for the avoidance of doubt, the Ancillary Documents) shall, in each case, refer to the Agreement as modified by this Amendment. Except as and to the extent expressly modified by this Amendment, the Agreement is not otherwise being amended, modified or supplemented and shall remain in full force and effect and is hereby in all respects ratified and confirmed, and the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any party under the Agreement. For the avoidance of doubt, each reference in the Agreement, as amended hereby, to “the date hereof”, the “date of this Agreement” and derivations thereof and other similar phrases shall continue to refer to August 11, 2023.

SECTION 3.      General Provisions.

The provisions of Article 10 of the Agreement shall apply mutatis mutandis to this Amendment, and to the Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be duly executed and delivered on its behalf as of the date first above written.

FUTBOL CLUB BARCELONA

By:	/s/ Joan Laporta Estruch
	Name:	Mr. Joan Laporta Estruch
	Title:	President

By:	/s/ Eduard Romeu Barceló
	Name:	Mr. Eduard Romeu Barceló
	Title:	Vice-President of the Economic Area

BARÇA PRODUCCIONS S.L.

By:	/s/ Joan Laporta Estruch
	Name:	Mr. Joan Laporta Estruch
	Title:	President

MOUNTAIN & CO. I ACQUISITION CORP.

By:	/s/ Alexander Hornung
	Name:	Mr. Alexander Hornung
	Title:	Chief Financial Officer

[Signature Page to Amendment No. 1 to Business Combination Agreement]